As filed with the Securities and Exchange Commission on April 9, 2010
Registration No. 333-164474

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Amendment No. 2
to
Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Everyday Health, Inc.
(Exact name of registrant as specified in its charter)

Delaware	7389	80-0036062
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

45 Main St., Suite 800
Brooklyn, NY 11201
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Benjamin Wolin
Chief Executive Officer
45 Main St., Suite 800
Brooklyn, NY 11201
(718) 797-0722
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Babak Yaghmaie, Esq. Stephane Levy, Esq. Cooley Godward Kronish LLP 1114 Avenue of the Americas New York, NY 10036-7798 (212) 479-6000	Alan Shapiro, Esq. Executive Vice President & General Counsel Everyday Health, Inc. 45 Main St., Suite 800 Brooklyn, NY 11201 (718) 797-0722	Kirk A. Davenport, Esq. Latham & Watkins LLP 885 Third Avenue New York, NY 10022-4834 (212) 906-1200

Approximate date of commencement of proposed sale to the public:  As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑	Smaller reporting company ☐
(Do not check if a smaller reporting company)

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note

This Amendment No. 2 is being filed for the purpose of filing Exhibits 10.11 and 10.12 to the Registration Statement (Commission File No. 333-164474). No changes or additions are being made hereby to the Prospectus constituting Part I of the Registration Statement (not included herein) or to Items 13, 14, 15, 16(b) or 17 of Part II of the Registration Statement.

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

The following table sets forth the various expenses expected to be incurred by the Registrant in connection with the sale and distribution of the securities being registered hereby, other than underwriting discounts and commissions. All amounts are estimated except the SEC registration fee and the Financial Industry Regulatory Authority filing fee.

SEC registration fee		$7,130
Financial Industry Regulatory Authority filing fee		10,500
Blue Sky fees and expenses			*
Accounting fees and expenses			*
Legal fees and expenses			*
Printing and engraving expenses			*
Registrar and Transfer Agent’s fees			*
Miscellaneous fees and expenses			*

Total	$		*

*	To be filed by amendment

Item 14.	Indemnification of Directors and Officers

Section 102 of the Delaware General Corporation Law, or DGCL, allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of the DGCL or obtained an improper personal benefit.

Section 145 of the DGCL provides, among other things, that we may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding — other than an action by or in the right of the Registrant — by reason of the fact that the person is or was a director, officer, agent or employee of the Registrant, or is or was serving at our request as a director, officer, agent or employee of another corporation, partnership, joint venture, trust or other enterprise against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding. The power to indemnify applies (a) if such person is successful on the merits or otherwise in defense of any action, suit or proceeding, or (b) if such person acting in good faith and in a manner he or she reasonably believed to be in the best interest, or not opposed to the best interest, of the Registrant, and with respect to any criminal action or proceeding had no reasonable cause to believe his or her conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the Registrant as well but only to the extent of defense expenses, including attorneys’ fees but excluding amounts paid in settlement, actually and reasonably incurred and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of liability to the Registrant, unless the court believes that in light of all the circumstances indemnification should apply.

Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

Our amended and restated certificate of incorporation and amended and restated bylaws, in each case to be in effect upon the closing of this offering, will authorize us to provide for the indemnification of directors to the fullest extent permissible under the DGCL. Our amended and restated bylaws will also provide that we have the power to indemnify our officers, employees and other agents to the fullest extent not prohibited by the DGCL. In addition, we have entered into separate indemnification agreements, the form of which is attached as Exhibit 10.5 hereto, with our directors which would require us, among other things, to indemnify them against certain liabilities which may arise by reason of their status or service as directors to the fullest extent not prohibited by law. These indemnification provisions and the indemnification agreements may be sufficiently broad to permit indemnification of our officers and directors for liabilities, including reimbursement of expenses incurred, arising under the Securities Act of 1933, as amended, which we refer to as the Securities Act. We intend to maintain director and officer liability insurance, if available on reasonable terms.

The form of Underwriting Agreement, to be attached as Exhibit 1.1 hereto, provides for indemnification by the Underwriters of us and our officers and directors for certain liabilities, including liabilities arising under the Securities Act, and affords certain rights of contribution with respect thereto.

See also the undertakings set out in response to Item 17 herein.

Item 15.	Recent Sales of Unregistered Securities

In the three years preceding the filing of this registration statement, we have sold the following securities that were not registered under the Securities Act. The following information does not give effect to a           -for-           reverse split of our common stock to be effected prior to the completion of this offering.

(a)	Issuances of Capital Stock and Warrants

1. On March 22, 2007, we issued a warrant to purchase 110,018 shares of Series C redeemable convertible preferred stock for an aggregate exercise price of $360,000 to an accredited investor.

2. On various dates between August 30, 2007 and February 14, 2008, we sold 3,934,855 shares of Series D redeemable convertible preferred stock to 13 accredited investors in exchange for an aggregate of $27,026,945.

3. On October 7, 2008, we issued 8,930,966 shares of Series E redeemable convertible preferred stock to one accredited investor in exchange for all membership interests in Revolution Health Group LLC.

4. On various dates between October 15, 2008 and November 26, 2008, we sold 2,951,128 shares of Series F redeemable convertible preferred stock to 13 accredited investors in exchange for an aggregate of $22,468,117.

5. On September 18, 2009, we issued a warrant to purchase 47,285 shares of Series F redeemable convertible preferred stock for an aggregate exercise price of $360,000 to an accredited investor.

6. On October 8, 2009, we issued a warrant to purchase 65,674 shares of Series F redeemable convertible preferred stock for an aggregate exercise price of $500,000 to an accredited investor.

No underwriters were used in the foregoing transactions. The sales of securities described above were deemed to be exempt from registration pursuant to Section 4(2) of the Securities Act as transactions by an issuer not involving a public offering. All of the purchasers in these transactions represented to us in connection with their purchase that they were acquiring the shares for investment and not distribution, and that they could bear the risks of the investment and could hold the securities for an indefinite period of time. Such purchasers received written disclosures that the securities had not been registered under the Securities Act and that any resale must be made pursuant to a registration or an available exemption from such registration. All of the foregoing securities are deemed restricted securities for the purposes of the Securities Act.

(b)	Certain Grants and Exercises of Stock Options

Pursuant to our 2003 Stock Option Plan, as of December 31, 2009 we have issued options to purchase an aggregate of 6,377,862 shares of common stock. Of these options:

•	options to purchase 1,337,538 shares of common stock have been canceled or lapsed without being exercised;

•	options to purchase 288,445 shares of common stock have been exercised; and

•	options to purchase a total of 4,751,879 shares of common stock are currently outstanding, at a weighted-average exercise price of $4.52 per share.

The sale and issuance of the securities described above were deemed to be exempt from registration under the Securities Act in reliance on Rule 701 promulgated under Section 3(b) of the Securities Act, as transactions by an issuer not involving a public offering or transactions pursuant to compensatory benefit plans and contracts relating to compensation as provided under Rule 701.

Item 16.	Exhibits and Financial Statement Schedules

(a) Exhibits

Exhibit
Number		Description

1	.1**	Form of Underwriting Agreement.
3	.1*	Ninth Amended and Restated Certificate of Incorporation of the Registrant, as currently in effect.
3	.2*	Certificate of Amendment to the Ninth Amended and Restated Certificate of Incorporation of the Registrant.
3	.3**	Form of Amended and Restated Certificate of Incorporation of the Registrant, to be effective upon the completion of the offering.
3	.4*	Bylaws of the Registrant, as currently in effect.
3	.5**	Form of Amended and Restated Bylaws of the Registrant, to be effective upon the completion of the offering.
4	.1**	Form of the Registrant Common Stock Certificate.
4	.2*	Fifth Amended and Restated Stockholder Rights Agreement, by and between the Registrant and the investors listed on Exhibit A thereto, key holders listed on Exhibit B thereto and other holders listed on Exhibit C thereto, dated as of October 15, 2008.
4	.3*	First Amendment to the Fifth Amended and Restated Stockholder Rights Agreement, dated as of September 18, 2009.
4	.4*	Second Amendment to the Fifth Amended and Restated Stockholder Rights Agreement, dated as of October 8, 2009.
4	.5*	Warrant Agreement to Purchase Shares of the Series C Preferred Stock of the Registrant by and between the Registrant and Hercules Technology Growth Capital, Inc., dated March 22, 2007.
4	.6*	Warrant to Purchase Stock issued to Square 1 Bank, dated September 18, 2009.
4	.7*	Warrant to Purchase Shares of Series F Preferred Stock issued to Compass Horizon Funding Company LLC, dated October 8, 2009.
5	.1**	Opinion of Cooley Godward Kronish LLP.
10	.1*	2003 Stock Option Plan, as amended, and related documents.
10	.1.1*	Amendment to 2003 Stock Option Plan, as amended.
10	.2**	2010 Equity Incentive Plan and related documents.
10	.3*	Lease Agreement between the Registrant and the Rector, Church-Wardens and Vestrymen of the Trinity Church in the City of New York, dated as of August 26, 2009.
10	.3.1*	First Amendment to the Lease between the Registrant and the Rector, Church-Wardens and Vestrymen of the Trinity Church in the City of New York, dated as of February 22, 2010.
10	.4*	Sublease between the Registrant and CT Corporation System, dated August 26, 2009.
10	.5**	Form of Indemnification Agreement to be entered into with each director and executive officer of the Registrant.
10	.6*	Loan and Security Agreement by and among the Registrant, Revolution Health Group LLC, CarePages, Inc. and Square 1 Bank, dated September 18, 2009.
10	.7*	Venture Loan and Security Agreement by and among the Registrant, Revolution Health Group LLC, CarePages, Inc. and Compass Horizon Funding Company LLC, dated October 8, 2009.

Exhibit
Number		Description

10	.8*	Employment Agreement between the Registrant and Brian Cooper, dated September 9, 2003.
10	.9*	Offer Letter between the Registrant and Scott Wolf, dated May 9, 2005.
10	.10*	Offer Letter between the Registrant and Gregory Jackson, dated June 19, 2006.
10	.11†	Letter Agreement between the Registrant and J.M. Athletics, LLC (subsequently assigned to Empowered Media, LLC), dated November 7, 2005, as amended on May 12, 2009 and November 6, 2009.
10	.12†	Letter Agreement between the Registrant and SBD/Waterfront Media Limited Partnership, dated February 12, 2008.
21	.1*	List of Subsidiaries.
23	.1*	Consent of Ernst & Young LLP, independent registered public accounting firm.
23	.2*	Consent of Ernst & Young LLP, independent auditors.
23	.3**	Consent of Cooley Godward Kronish LLP (included in Exhibit 5.1).
23	.4*	Report and Consent of UHY LLP, independent auditors.
23	.5*	Report and Consent of Stout, Causey and Horning P.A., independent auditors.
24	.1*	Power of Attorney (see page II-8 of original filing).

*	Previously filed.

**	To be filed by amendment.

†  Certain portions have been omitted pursuant to a confidential treatment request. Omitted information has been filed separately with the SEC.

(b) No financial statement schedules are provided because the information called for is not required or is shown either in the financial statements or the notes thereto.

Item 17.	Undertakings

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective.

(2) For purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) For the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(4) For the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Brooklyn, State of New York, on the 9th day of April, 2010.

EVERYDAY HEALTH, INC.

By:	/s/ Benjamin Wolin
Benjamin Wolin
Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act, this Amendment No. 2 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature		Title	Date

/s/ Benjamin Wolin Benjamin Wolin		Chief Executive Officer and Director (Principal Executive Officer)	April 9, 2010

/s/ Brian Cooper Brian Cooper		Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	April 9, 2010
* D. Jarrett Collins		Director	April 9, 2010

* Donn Davis		Director	April 9, 2010

* Dana L. Evan		Director	April 9, 2010

* David Golden		Director	April 9, 2010

* Michael Keriakos		Director	April 9, 2010

* Habib Kairouz		Director	April 9, 2010

* Douglas McCormick		Director	April 9, 2010

* William Bo S. Peabody		Director	April 9, 2010

* Sharon Wienbar		Director	April 9, 2010

*By:	/s/ Benjamin Wolin Benjamin Wolin Attorney-in-Fact

Exhibit Index

Exhibit
Number		Description

1	.1**	Form of Underwriting Agreement.
3	.1*	Ninth Amended and Restated Certificate of Incorporation of the Registrant, as currently in effect.
3	.2*	Certificate of Amendment to the Ninth Amended and Restated Certificate of Incorporation of the Registrant.
3	.3**	Form of Amended and Restated Certificate of Incorporation of the Registrant, to be effective upon the completion of the offering.
3	.4*	Bylaws of the Registrant, as currently in effect.
3	.5**	Form of Amended and Restated Bylaws of the Registrant, to be effective upon the completion of the offering.
4	.1**	Form of the Registrant Common Stock Certificate.
4	.2*	Fifth Amended and Restated Stockholder Rights Agreement, by and between the Registrant and the investors listed on Exhibit A thereto, key holders listed on Exhibit B thereto and other holders listed on Exhibit C thereto, dated as of October 15, 2008.
4	.3*	First Amendment to the Fifth Amended and Restated Stockholder Rights Agreement, dated as of September 18, 2009.
4	.4*	Second Amendment to the Fifth Amended and Restated Stockholder Rights Agreement, dated as of October 8, 2009.
4	.5*	Warrant Agreement to Purchase Shares of the Series C Preferred Stock of the Registrant by and between the Registrant and Hercules Technology Growth Capital, Inc., dated March 22, 2007.
4	.6*	Warrant to Purchase Stock issued to Square 1 Bank, dated September 18, 2009.
4	.7*	Warrant to Purchase Shares of Series F Preferred Stock issued to Compass Horizon Funding Company LLC, dated October 8, 2009.
5	.1**	Opinion of Cooley Godward Kronish LLP.
10	.1*	2003 Stock Option Plan, as amended, and related documents.
10	.1.1*	Amendment to 2003 Stock Option Plan, as amended.
10	.2**	2010 Equity Incentive Plan and related documents.
10	.3*	Lease Agreement between the Registrant and the Rector, Church-Wardens and Vestrymen of the Trinity Church in the City of New York, dated as of August 26, 2009.
10	.3.1*	First Amendment to the Lease between the Registrant and the Rector, Church-Wardens and Vestrymen of the Trinity Church in the City of New York, dated as of February 22, 2010.
10	.4*	Sublease between the Registrant and CT Corporation System, dated August 26, 2009.
10	.5**	Form of Indemnification Agreement to be entered into with each director and executive officer of the Registrant.
10	.6*	Loan and Security Agreement by and among the Registrant, Revolution Health Group LLC, CarePages, Inc. and Square 1 Bank, dated September 18, 2009.
10	.7*	Venture Loan and Security Agreement by and among the Registrant, Revolution Health Group LLC, CarePages, Inc. and Compass Horizon Funding Company LLC, dated October 8, 2009.
10	.8*	Employment Agreement between the Registrant and Brian Cooper, dated September 9, 2003.
10	.9*	Offer Letter between the Registrant and Scott Wolf, dated May 9, 2005.
10	.10*	Offer Letter between the Registrant and Gregory Jackson, dated June 19, 2006.
10	.11†	Letter Agreement between the Registrant and J.M. Athletics, LLC (subsequently assigned to Empowered Media, LLC), dated November 7, 2005, as amended on May 12, 2009 and November 6, 2009.
10	.12†	Letter Agreement between the Registrant and SBD/Waterfront Media Limited Partnership, dated February 12, 2008.

Exhibit
Number		Description

21	.1*	List of Subsidiaries.
23	.1*	Consent of Ernst & Young LLP, independent registered public accounting firm.
23	.2*	Consent of Ernst & Young LLP, independent auditors.
23	.3**	Consent of Cooley Godward Kronish LLP (included in Exhibit 5.1).
23	.4*	Report and Consent of UHY LLP, independent auditors.
23	.5*	Report and Consent of Stout, Causey and Horning P.A., independent auditors.
24	.1*	Power of Attorney (see page II-8 of original filing).

*	Previously filed.

**	To be filed by amendment.

†	Certain portions have been omitted pursuant to a confidential treatment request. Omitted information has been filed separately with the SEC.